EXHIBIT 10.2

SEPARATION AGREEMENT

THIS SEPARATION AND RELEASE AGREEMENT (“Agreement”) is between Max Lyon (“Employee”) and Adeona Pharmaceuticals, Inc. (“Employer”) and is in consideration of their mutual undertakings as set forth in this Agreement.

Because the parties to this Agreement wish to set forth clearly the terms and conditions of Employee’s departure from his employment, they agree as follows:

1.   This Agreement reflects the parties’ desire to end their employment relationship in a business-like fashion.

2.            Employee hereby resigns his position as CEO and President and member of the board of directors effective as of the date of execution of this agreement (the “Separation Date”). Employee will be paid his regular salary through the Separation Date.

3.           Employer will pay Employee two (2) month’s severance payment in the form of immediately registered, freely tradable Form S-8 shares of the Employer’s common stock (‘Stock”) equal in value to two (2) month’s salary less an amount of $9,054 which represents funds owed by Employee to Employer. Total amount due Employee to be $22,613 (the “Severance Stock”). The Severance Stock will be issued and valued at the closing price on the date of issue and issued within 5 business days of the execution of this agreement.  Employee shall issue two checks to the Corporation to cover Employee’s check in the amount of $17,100 due to the Corporation which was returned for insufficient funds in connection with the  Employee’s stock option exercise and stock sale in December 2009.  One check in the amount of $8,550 shall be certified, the other shall be held by Corporation pending the earlier of (a) Employee’s realization of gross proceeds of at least $8,550 from the sale of Severance Stock, or (b) February 18, 2010 provided the Corporation has issued the Employee the Severance Shares within 5 business days of the date of termination.  In the event that such check is returned for insufficient funds, the Employee shall pay the Corporation an uncontestable penalty of $10,000 plus collection expenses.

4.           Employee shall retain the right to exercise the stock options he has vested as of the date of this agreement, in accordance with his employment agreement with the company dated June 26, 2009 (“Employment Agreement”) for a period of ninety (90) days from the termination . Employer shall enable the exercise of these options by Employee in the normal fashion it has enabled other employees to exercise their stock options and without any restrictions.

5.           Employee agrees to immediately return all corporate property including the Corporation’s laptop computer together with all electronic and written files existing as of as of February 4, 2010.

6.           If any of the provisions of this Agreement are held to be invalid or unenforceable, the remaining provisions will nevertheless continue to be valid and enforceable.

7.           This Agreement is made and shall be construed and performed under the laws of the State of Michigan without regard to its choice or conflict of law principles and the parties agree to Michigan as the exclusive venue for any disputes  arising hereunder.

Dated: February 6, 2010 ADEONA PHARMACEUTICALS, INC. By /S/ Steve H. Kanzer Name: Steve H. Kanzer Title: Chairman	Dated: February 6, 2010 MAX LYON /S/ Max Lyon